Exhibit 99.1

Academy Sports + Outdoors Announces Closing of Senior Secured Notes

KATY, Texas, May 14, 2026 /PRNewswire/ -- Academy Sports and Outdoors, Inc. (“Academy”) (Nasdaq: ASO) today announced that its wholly-owned subsidiary, Academy, Ltd. (the “Issuer”), closed its private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended, of $500 million in aggregate principal amount of 5.875% Senior Secured Notes due 2031 (the “Notes”).

As previously announced, the Issuer used the net proceeds from the Notes to fund the redemption of all of its outstanding senior secured notes due 2027, repay all outstanding amounts owing under its term loan facility, pay related fees and expenses, and for general corporate purposes.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to more than 300 stores across 21 states and counting. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, sports & recreation and footwear through both leading national brands and a portfolio of private label brands. For more information, visit www.academy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements discussed in this press release that are not purely historical data are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on Academy. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to factors that are set forth in Academy’s filings with the U.S. Securities and Exchange Commission.  Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, except as may be required by any applicable securities laws.

Media inquiries:
Meredith Klein, Vice President of Communications
346.826.6615
meredith.klein@academy.com

Investor inquiries:
Dan Aldridge, Vice President of Investor Relations
832.739.4102
dan.aldridge@academy.com